Prager Metis CPA’s, LLC _________ 222 MOUNT AIRY ROAD BASKING RIDGE, NJ 07920 T 908.766.9800 F 908.766.9811 www.pragermetis.com

March 27, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Rapid Therapeutic Science Laboratories, Inc. under Item 4.01 of its Form 8-K dated March 27, 2020. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC